Exhibit 107.1

Calculation of Filing Fee Tables
S-1
………………
(Form Type)
Sprott ESG Gold ETF
…………………………………………………..
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Exchange-Traded Vehicle Securities	Units of Beneficial Interest	Rule 457(u)	Indeterminate Amount of Securities	(1)	(1)	(1)	(1)
	Total Offering Amounts							(1)
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							(1)
_______________
(1) In accordance with Rule 456(d) under the Securities Act, the Registrant is registering an indeterminate number of units of beneficial interest (the “Shares”) as may from time to time be offered hereunder at indeterminate prices. In accordance with Rules 456(d) and 457(u) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of these registration fees and will pay these registration fees on an annual net basis no later than 90 days after the end of each fiscal year.